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                                                                    EXHIBIT 13.1

                          [THOMASTON MILLS, INC. LOGO]

                                  NEWS RELEASE


                             SECOND QUARTER REPORT
                                      1999


TO THE SHAREHOLDERS:


Thomaston Mills' sales for the quarter ended January 2, 1999 were $47,760,000 compared to $68,036,000 for the same quarter the year before. The Company had a net after tax loss for the quarter of $5,390,000 or $.82 per basic and diluted share.

A portion of the decrease in sales was anticipated, as a result of the sale of the Rattlers Division and the closing of the Griffin Division. However, the markets for some of the Company's products continue to be impacted by a surge in imports, primarily due to the Asian financial situation which has continued to have an adverse effect on sales.

The reorganization of the Company into strategic business units is going well. Robert B. Dale was employed and elected to the position of Vice President Sales and Marketing - Consumer Products by the Board of Directors. We are confident that he will bring new energy and insight to the Consumer Products area of the Company.

While the financial performance of the Company is unsatisfactory, there is a tremendous amount of positive effort taking place within the Company to improve. Significant progress is being made in supply chain management which will help in our goal to make our company second to none in customer service. The people here at Thomaston Mills are all committed to making the Company a strong global competitor, and we are all committed to reinstating profits as soon as possible.

Sincerely,

/s/ Neil H. Hightower

Neil H. Hightower
President and CEO

January 26, 1999



                             THOMASTON MILLS, INC.
                              Post Office Box 311
                         Thomaston, Georgia 30286-0004

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                             THOMASTON MILLS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                  (Dollars in Thousands except Per Share Data)
                                  (Unaudited)

                                                    13 Weeks           13 Weeks              27 Weeks              26 Weeks
                                                     Ended              Ended                 Ended                  Ended
                                                   January 2,        December 27,           January 2,            December 27,
                                                      1999               1997                  1999                  1997
------------------------------------------------------------------------------------------------------------------------------
Net sales                                         $   47,760          $   68,036            $  108,748            $  141,248
Cost of sales                                         50,645              61,438               111,266               132,743
------------------------------------------------------------------------------------------------------------------------------
                                                      (2,885)              6,598                (2,518)                8,505
Selling, general and administrative expenses           4,511               4,915                 9,876                10,069
Other income (expense) -- net                            315                  72                   459                   175
------------------------------------------------------------------------------------------------------------------------------
                                                      (7,081)              1,755               (11,935)               (1,389)
Interest expense                                       1,613               1,215                 3,198                 2,542
------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                     (8,694)                540               (15,133)               (3,931)
Provision for income taxes (benefit)                  (3,304)                205                (5,751)               (1,494)
------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                 $   (5,390)         $      335            $   (9,382)           $   (2,437)
==============================================================================================================================
Average Number of Shares                           6,540,046           6,551,466             6,540,046             6,539,996
  Basic and diluted earnings (loss) per share     $  (0.8200)         $   0.0500            $  (1.4300)           $  (0.3700)
  Dividends paid per share                        $   0.0000          $   0.0750            $   0.0375            $   0.1500
==============================================================================================================================


                            CONDENSED BALANCE SHEETS
                             (Dollars in Thousands)
                                  (Unaudited)




                                                       January 2,               December 27,
                                                         1999                     1997
------------------------------------------------------------------------------------------------------------------------------

ASSETS
Current Assets
  Cash and cash equivalents                           $   2,412                $   1,369
  Accounts receivable                                    30,959                   39,682
    Less allowance for uncollectible accounts              (761)                    (500)
  Inventories                                            50,943                   57,938
  Other current assets                                    6,478                    5,182
------------------------------------------------------------------------------------------------------------------------------
          Total Current Assets                           90,031                  103,671

Property, Plant and Equipment                           253,110                  250,896
  Less allowance for depreciation                      (175,816)                (163,645)
Other assets                                             10,364                    2,383
------------------------------------------------------------------------------------------------------------------------------
                                                      $ 177,689                $ 193,305
------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                    $  14,943                $   8,967
  Accrued liabilities                                     6,977                    7,599
  Current portion of capital lease obligations              372                      351
  Current portion of long-term debt                       1,667                    2,648
------------------------------------------------------------------------------------------------------------------------------
          Total Current Liabilities                      23,959                   19,565

Obligations under capital leases                          1,178                    1,529
Long-term debt                                           68,033                   68,659
Deferred income taxes                                     4,907                    5,758
Other liabilities                                         3,024                    1,751
Shareholders' Equity                                  $  76,588                $  96,043
==============================================================================================================================
                                                      $ 177,689                $ 193,305
==============================================================================================================================


FORWARD-LOOKING STATEMENTS: Certain of the above statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1996. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by such forward-looking statements. Such factors include, among other things, business conditions, volatility of commodities markets, ability to control operating costs, developing successful new products and maintaining effective pricing and promotion of its products.